EXHIBIT 5.1

October 14, 2014

To the Board of Directors

Eventure Interactive, Inc.

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

Re:	Eventure Interactive, Inc.

Registration Statement on Form S-1

Gentlemen:

We are acting as counsel to Eventure Interactive, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”), of up to 4,880,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (i) up to 2,300,000 shares of common stock to be sold by Kodiak Capital Group, LLC (“Kodiak”) pursuant to an Equity Purchase Agreement dated July 23, 2014, as amended on August 20, 2014 and September 23, 2014 (the “Kodiak Shares”); (ii) 780,000 issued and outstanding shares of common stock to be sold by certain of the selling stockholders; and (iii) up to 1,800,000 shares of common stock that may be issued upon exercise of common stock purchase warrants to be sold by certain of the selling stockholders (the “Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that:

1.	The 780,000 issued and outstanding Shares were duly authorized, have been validly issued, and are fully paid and non-assessable;

2.	The 2,300,000 Kodiak Shares when issued and sold in accordance with the terms and conditions set forth in the Registration Statement will be duly authorized, validly issued, fully paid and non-assessable;

3.	The 1,800,000 Warrant Shares issuable upon exercise of common stock purchase warrants, when duly issued upon exercise of said common stock purchase warrants against payment therefor as provided therein, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Crone Kline Rinde LLP
Crone Kline Rinde LLP

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